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                                                                    EXHIBIT 99.2


                                  AGREEMENT


        THIS AGREEMENT is entered into as of October 23, 1995, by and between SUNSHINE MINING AND REFINING COMPANY (the "Company"), whose address is 877 W. Main St., Suite 600, Boise, Idaho 83702, and GRACE HOLDINGS, L.P., whose address is 1000 West Diversy Parkway, Suite 233, Chicago, Illinois 60614 ("Grace"), who is the beneficial owner of 844,200 shares of $11.94 (Stated Value) Preferred Stock of the Company (the "Preferred Stock").

        For good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

        1. Grace hereby covenants and agrees to vote all of the shares of Preferred Stock beneficially held by it FOR the merger proposal (the "Merger Proposal") in accordance with the term sheet attached herewith and incorporated herein by reference, at a special meeting of shareholders of the Company, and any adjournment thereof, at which the Merger Proposal may be presented for the approval of shareholders.

        2. Grace hereby agrees that, upon consummation of the merger (the "Merger") as contemplated in the Merger Proposal, it will dismiss with prejudice its litigation currently pending against the Company in The United States District Court for the District of Delaware, identified as Case No. CA 95-38, each party bearing its own costs and attorney fees.

        3. Grace agrees that it will not join nor participate as a party in that certain litigation commenced against the Company by Harbor Finance Partners, a Colorado partnership, and currently pending in Delaware Chancery Court, New Castle County, identified as Case No. CA 14159, nor in any similar litigation.

        4. This Agreement, and all obligations hereunder, including without limitation paragraph 3, shall expire upon the earlier of (i) the 120th day after the date hereof, provided that the Merger has not occurred, or (ii) the date, if any, upon which the Merger Proposal is either withdrawn or materially modified by the Company.

        5. This Agreement, shall be binding upon the parties' successors and assigns. This Agreement shall be interpreted pursuant to the laws of the State of Delaware.

        6. By executing this Agreement the undersigned each represent and warrant that it has been duly authorized to execute this Agreement and to be bound thereby.
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                                            GRACE HOLDINGS, L.P.


DATED:           October 23, 1995           By:     BRADFORD T. WHITMORE
                 ----------------                   ----------------------------
                                                    Bradford T. Whitmore

                                            SUNSHINE MINING AND REFINING COMPANY


                                            By:      WILLIAM W. DAVIS
                                                     ---------------------------
                                                     William W. Davis, Senior
                                                     Vice-President and Chief
                                                     Financial Officer

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                                PREFERRED STOCK
                              PROPOSED TRANSACTION


Merge SSC into special purpose sub, with each Preferred share replaced by (a) Sunshine Common Stock issuable pursuant to the formula described below, and (b)
 .9 share of common stock or, at the option of the holder, 2 Warrants as described below:

SUNSHINE COMMON STOCK

                                     The number of shares of Common stock will be that number of shares determined by dividing the closing price on Sunshine Common stock on the latest date practical prior to mailing the prospectus into $10.50 (at a 1 7/8 Common stock price, 5.6 shares).

                                     If the average closing price of the Common stock on the NYSE for the first 120 trading days after the Effective Date of the Merger is less than the initial price used to determine the number of shares issuable, additional Common shares will be issued as soon as practical after the end of the 120-trading day period. The additional number of shares issuable will be determined by the following formula, where:

                                     X = Average Common stock closing price on
                                         the NYSE for first 120 trading days
                                         after issuance, and

                                     Y = Average Common shares initially
                                         issuable per Preferred share

                                     $10.50 - Y.  In no event will the total of
                                     ------       initial shares
                                        X

                                     issuable, plus additional shares issuable, exceed 8.4.

WARRANTS

Shares purchasable                   1

Exercise Price                       110% of the Common stock closing price on
                                     the latest date practical prior to mailing the prospectus; resettable to 110% of average closing price of the Common stock on the NYSE for the first 120 trading days after the Effective Date of the Merger, if such price is less than the initial price.

Expiration                           5 years from issuance